Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations
J.S.B. Jenkins	Beacon Street Group, LLC
Chairman	Kenneth E. Pieper
817-548-0090	972-618-6924
britt_jenkins@tandybrands.com	kpieper@beaconstreetgroup.com
Tandy Brands Reports 1Q Fiscal 2009 Results
•	Bottom line improves over 2008 1Q results reflecting $2 million reduction in S,G&A expenses

•	Balance sheet remains strong with working capital of $50.9 million

•	Company poised for growth when retail environment improves
Arlington, Texas (November 10, 2008) — Tandy Brands Accessories (Nasdaq GM:TBAC) today reported results for the first quarter of fiscal 2009.
For the first quarter of fiscal 2009 ended September 30, 2008, the company reported a net loss of $1.3 million, or $0.18 per share, on net sales of $34.6 million, versus a net loss of $1.7 million, or $0.25 per share, on net sales of $39.5 million for the quarter ended September 30, 2007. Although net sales in the quarter declined $4.9 million from the first quarter in fiscal 2008, the company was able to reduce its pretax loss by $1.8 million due in large part to reductions in selling, general and administrative expenses of $2 million.
Balance Sheet
The company’s financial position remains strong. As of September 30, 2008, the company had working capital of $50.9 million. Outstanding borrowings were $15.4 million at quarter’s end and credit facility borrowing availability was $12.2 million. The company expects that cash flow from operations will enable the company to pay down the line in early calendar 2009.
Sales Growth Initiatives
During the first quarter, the company added a new ladies belt line at a major customer. Looking forward, the company continues to expand its totes® gifts distribution at mass merchants and department stores.
“The decline in net sales is a direct result of the current difficult retail environment as several customers continue to be very cautious in expanding inventories going into the holiday season,” said J.S.B. Jenkins, chairman of Tandy Brands. “In addition, first quarter 2009 net sales were impacted by the timing of product shipments to certain customers that moved from the first quarter last year to the second quarter this year.”
“We remain cautious and conservative in our approach to the market in this challenging environment,” added Mr. Jenkins. “We feel that we have the financial strength and flexibility to support our customers.”

New CEO and President Named
On October 1, 2008, the company announced that it had named N. Roderick (Rod) McGeachy, III, as its president and chief executive officer. Mr. McGeachy was named to the company’s board of directors on October 30, 2008.
Conference Call
The company has scheduled a conference call for 5 p.m. ET on November 10, 2008. Parties interested in participating in the conference call may dial-in at 877-407-9205, while international callers may dial-in at 201-689-8054. A replay of the call will be available through November 30, 2008 and can be accessed by dialing 877-660-6853, or 201-612-7415 for international callers, and entering account number 286, and conference ID number 297289. A live webcast of the conference call will be broadcast at www.InvestorCalendar.com.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended
	September 30
	2008	2007
Net sales	$34,617	$39,464
Cost of goods sold	22,607	26,634

Gross margin	12,010	12,830
Selling, general and administrative expenses	12,401	14,441
Depreciation and amortization	569	976

Total operating expenses	12,970	15,417

Operating loss	(960)	(2,587)
Interest expense	(148)	(280)
Other income	61	45

Loss before income taxes	(1,047)	(2,822)
Income taxes (benefit)	233	(1,087)

Net loss	$(1,280)	$(1,735)

Loss per common share	$(0.18)	$(0.25)
Loss per common share assuming dilution	$(0.18)	$(0.25)
Cash dividends declared per common share	$0.04	$0.04
Common shares outstanding	6,988	6,826
Common shares outstanding assuming dilution	6,988	6,826

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	September 30	June 30
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$2,102	$2,855
Accounts receivable	26,411	22,147
Inventories	48,489	35,535
Other current assets	7,246	8,783

Total current assets	84,248	69,320
Property and equipment	4,911	5,382
Other assets:
Intangibles	2,986	3,069
Other assets	2,571	1,617

Total other assets	5,557	4,686

	$94,716	$79,388

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$12,498	$10,312
Accrued expenses	5,317	5,361
Note payable	15,441	363

Total current liabilities	33,256	16,036
Other liabilities:
Supplemental executive retirement obligation	1,813	1,893
Other liabilities	3,620	3,581

Total other liabilities	5,433	5,474
Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 7,048 shares and 7,049 shares issued and outstanding	7,048	7,049
Additional paid-in capital	34,819	34,840
Retained earnings	13,775	15,337
Other comprehensive income	1,435	1,666
Shares held by Benefit Restoration Plan Trust	(1,050)	(1,014)

Total stockholders’ equity	56,027	57,878

	$94,716	$79,388

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